Filed pursuant to Rule 424(b)(5)

Registration Statement Numbers 333-68342 and 333-110248

PROSPECTUS SUPPLEMENT

4,080,000 Shares

Common Stock

KANA Software, Inc. is offering 4,080,000 shares of its common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “KANA.” The last reported sale price of our common stock as reported on the Nasdaq National Market on November 4, 2003 was $3.53 per share.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement.

PRICE $3.00 PER SHARE

	Per Share	Total
Public offering price	$3.00	$12,240,000
Underwriting discount	$0.15	$612,000
Proceeds, before expenses, to company	$2.85	$11,628,000

We have granted the underwriter an option for a period of 30 days to purchase up to 612,000 additional shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery in New York, New York on or about November 10, 2003.

RBC CAPITAL MARKETS

November 5, 2003

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer up to 5,702,000 shares of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the prospectus include important information about us, our common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Documents Incorporated by Reference” on page S-29 before investing in our shares of common stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the prospectus is accurate as of any date other than the dates on the front covers of those documents.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Kana” refer to Kana Software, Inc., a Delaware corporation.

Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriter’s option to purchase additional shares, and gives effect to our 1-for-10 reverse stock split completed in December 2001. The base prospectus, which was filed in August 2001, does not give effect to the reverse stock split.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus to help you understand our business and the offering of our common stock. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock. You should pay special attention to the “Risk Factors” section beginning on page S-7 of this prospectus supplement to determine whether an investment in our common stock is appropriate for you.

Kana Software, Inc.

We are a leading provider of enterprise Customer Relationship Management (eCRM) software solutions. These enterprise customer support and communications applications are built on a Web-architected platform incorporating our KANA eCRM architecture, which provides users with full access to the applications using a standard Web browser and without requiring them to install additional software on their individual computers. Our software helps our customers provide external-facing customer support, and to better service, market to, and understand their customers and partners, while improving results and decreasing costs in contact centers and marketing departments. Our KANA iCARE (Intelligent Customer Acquisition and Retention for the Enterprise) application suite combines our KANA eCRM architecture with customer-focused service, marketing and commerce software applications. These applications enable organizations to improve customer and partner relationships by allowing them to interact with the company over the communication channels they prefer, whether by Web contact, e-mail or telephone.

Recent Results of Operations

On October 21, 2003, we announced our results of operations for the nine months ended September 30, 2003. License revenue decreased 45% for the nine months ended September 30, 2003 compared to the same period in the prior year, as we had fewer license transactions in 2003 compared to 2002. We believe the slowdown in sales was primarily due to lengthening sales cycles in the current uncertain economic environment. Our service revenues decreased 6% for the nine months ended September 30, 2003 compared to the same period in the prior year, due primarily to our shift to leverage third party integrators for providing implementation services to our customers. We expect that both license and service revenue in the fourth quarter of 2003 will be lower than the fourth quarter of 2002. While we are focused on increasing license revenue throughout the remainder of 2003, we are unable to predict such revenue with any degree of accuracy as the market for our products is unpredictable and intensely competitive, and sales of our products are affected by the current economic environment and corresponding effects it has on corporate purchasing habits.

Our sales and marketing expenses, research and development expenses and general and administrative expenses all decreased for the nine months ended September 30, 2003 compared to the same period in the prior year. The decrease in sales and marketing expenses was attributable primarily to the lower sales commissions expense associated with the decrease in revenues during the same periods, as well as net reduction of sales positions throughout 2003. Our research and development expenses decreased as a result of our implementation, beginning in the first quarter of 2003, of an outsourcing strategy in which we are subcontracting a significant portion of our software programming, quality assurance and technical documentation activities to development partners with staffing in India and China. As a result of transitioning these activities offshore, we reduced our research and development department by 78 employees during the nine months ended September 30, 2003. Our general and administrative expenses decreased primarily due to reductions in headcount and in bad debt expense.

Our operating activities used $10.5 million of cash for the nine months ended September 30, 2003, which included a $17.8 million net loss from continuing operations offset by non-cash charges of $6.4 million in depreciation, $4.4 million in amortization of deferred stock-based compensation and $1.5 million in amortization of identifiable intangibles.

We were incorporated in July 1996 in California and reincorporated in Delaware in September 1999. We had no significant operations until 1997. Our principal executive offices are located at 181 Constitution Drive, Menlo Park, California 94025. Our telephone number is (650) 614-8300.

The Offering

Common stock offered by Kana Software	4,080,000 shares

Common stock to be outstanding after the offering	27,508,984 shares

Use of proceeds	We intend to use the net proceeds from this offering to fund working capital requirements for our anticipated future growth. See “Use of Proceeds” in this prospectus supplement for more information regarding our intended use of the net proceeds from this offering.

The number of shares of our common stock that will be outstanding after this offering is based on shares outstanding as of September 30, 2003. The number of shares of our common stock that will be outstanding after the offering excludes:

•	8,091,173 shares of our common stock subject to options outstanding as of September 30, 2003;

•	707,095 shares of our common stock subject to warrants outstanding as of September 30, 2003; and

•	4,428,608 shares of our common stock that have been reserved for issuance upon future grants under our stock option and stock purchase plans as of September 30, 2003.

SUMMARY UNAUDITED FINANCIAL INFORMATION

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Revenues:
License	$5,083	$8,784	$17,617	$32,222
Service	8,750	9,243	26,380	28,138

Total Revenues	13,833	18,027	43,997	60,360

Cost of Revenues:
License	578	548	2,003	2,569
Service	2,381	2,762	7,451	26,560

Total Cost of Revenues	2,959	3,310	9,454	29,129

Gross Profit	10,874	14,717	34,543	31,231

Operating Expenses:
Sales and marketing (excluding stock-based compensation of $522, $772, $1,736 and $4,008, respectively)	6,854	8,732	22,178	29,432
Research and development (excluding stock-based compensation of $488, $721, $1,622 and $3,741, respectively)	4,718	6,389	16,741	19,539
General and administrative (excluding based-based compensation of $272, $313, $762 and $6,376, respectively)	1,981	3,458	7,651	10,061
Amortization of stock-based compensation	1,380	1,951	4,445	14,879
Amortization of identifiable intangibles	—	1,200	1,453	3,600
Goodwill impairment	—	—	—	55,000

Total Operating Expenses	14,933	21,730	52,468	132,511

Operating Loss	(4,059)	(7,013)	(17,925)	(101,280)
Other Income, Net	5	175	112	770

Loss from Continuing Operations	(4,054)	(6,838)	(17,813)	(101,510)
Gain on Disposal of Discontinued Operation	—	—	—	381
Cumulative effect of accounting change related to elimination of negative goodwill	—	—	—	3,901

Net Loss	$(4,054)	$(6,838)	$(17,813)	$(96,228)

Basic and diluted net loss per share:
Loss from Continuing Operations	$(0.17)	$(0.30)	$(.77)	$(4.52)
Gain on disposal of discontinued operation	—	—	—	.01
Cumulative effect on accounting change	—	—	—	0.18

Net Loss	$(0.17)	$(0.30)	$(0.77)	$(4.33)

Shares used in computing basic and diluted net loss per share	23,396	22,851	23,220	22,234

Unaudited Condensed Consolidated Balance Sheet Data

(in thousands)

	September 30, 2003	December 31, 2002

Cash, Cash Equivalents and Short-Term Investments	$22,268	$32,498
Total Current Assets	30,637	45,951
Total Assets	57,898	80,550
Total Current Liabilities	42,566	50,484
Total Liabilities	48,119	58,598
Total Stockholders’ Equity	$9,779	$21,952

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the prospectus accompanying this prospectus supplement include or incorporate by reference certain forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. The factors that could cause actual results to differ materially from our forward-looking statements include, but are not limited to, those set forth in the section entitled “Risk Factors” on page S-7 of this prospectus supplement and page 4 of the prospectus accompanying this prospectus supplement and in the documents that we incorporate by reference into this prospectus supplement. Forward-looking statements that we believed to be true at the time we made them may ultimately prove to be incorrect or false. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect our view only as of the date of this report. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

This offering involves a high degree of risk. In addition to the other information set forth in this prospectus supplement and the accompanying prospectus, you should carefully review the risks described in this section and in the “Risk Factors” section beginning on page 4 of the accompanying prospectus before purchasing any of the common stock offered hereby.

Risks Related to This Offering

One of our largest stockholders has indicated that it may sell its holdings of our common stock as a result of this offering.

We and the underwriters for this offering received e-mails from one of our largest stockholders indicating that the stockholder intended to sell its holdings if we proceeded with this offering at a price per share below $3.50. It is unclear what action, if any, this stockholder may take in response to our completion of this offering. If the stockholder sells a substantial number of shares, the market price of our common stock could fall. In addition, it is possible that the disclosed intention of this stockholder to sell shares could have an adverse impact on the market price of our common stock.

Our stock price and those of other technology companies have experienced extreme price and volume fluctuations, and, accordingly, our stock price may continue to be volatile which could negatively affect your investment.

The trading price of our common stock has fluctuated significantly since our initial public offering in September 1999. Many factors could cause the market price of our common stock to fluctuate, including:

•	variations in our quarterly operating results;

•	announcements of technological innovations by us or by our competitors;

•	introductions of new products or new pricing policies by us or by our competitors;

•	departure of key personnel;

•	the gain or loss of significant orders or customers;

•	sales of common stock by our officers and directors;

•	changes in the estimates of our operating performance or changes in recommendations by securities analysts; and

•	market conditions in our industry and the economy as a whole.

In addition, stocks of technology companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies’ operating performance. Public announcements by companies in our industry concerning, among other things, their performance, accounting practices or legal problems could cause fluctuations in the market for stocks of these companies. These fluctuations could lower the market price of our common stock regardless of our actual operating performance.

In the past, securities class action litigation has often been brought against a company following a period of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources, which could harm our operating results and our business.

Management might apply the net proceeds from this offering to uses that do not improve our operating results or increase the value of your investment.

Our management will have considerable discretion in the application of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess how the proceeds will be used. The net proceeds may be used for corporate purposes that do not improve our operating results or market value and you will not have the opportunity to evaluate the economic, financial, or other information on which we base our decisions on how to use the proceeds. Pending application of the proceeds, they might be placed in investments that do not produce income or that lose value.

Risks Related to Our Business

Our quarterly revenues and operating results may fluctuate in future periods and we may fail to meet the expectations of investors and public market analysts, which could cause the price of our common stock to decline.

Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. As a result, we believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely on these comparisons as an indication of our future performance. If quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include the factors described under the other subheadings of this “Risks Factors” section, as well as:

•	the evolving and varying demand for our customer communication software products and services;

•	budget and spending decisions by information technology departments of our customers;

•	our ability to manage our expenses;

•	the timing of new releases of our products;

•	changes in our pricing policies or those of our competitors;

•	the timing of execution of large contracts that materially affect our operating results;

•	uncertainty regarding the timing of the implementation cycle for our products;

•	changes in the level of sales of professional services as compared to product licenses;

•	the mix of sales channels through which our products and services are sold;

•	the mix of our domestic and international sales;

•	costs related to the development and customization of our products;

•	our ability to expand our operations, and the amount and timing of expenditures related to this expansion;

•	decisions by customers and potential customers to delay purchasing our products;

•	modifications to accounting principles or policies governing our financial statements;

•	non-recurring accounting charges, such as those resulting from the write-off of intangible assets such as goodwill;

•	consolidation and anticipated consolidation in our industry; and

•	economic and political conditions, both global and specific to our customers or our industry.

Customers’ decisions to purchase our products and services are discretionary and subject to their internal budgets and purchasing processes. Due to the continuing slowdown in the general economy, we believe that many existing and potential customers are reassessing or reducing their planned technology and software investments and deferring purchasing decisions, requiring additional evaluations and levels of internal approval for software investment and lengthening their purchase cycles. Further delays or reductions in business spending for information technology could have a material adverse effect on our revenues and operating results. As a result, there is increased uncertainty with respect to our expected revenues.

Our failure to complete our expected sales in any given quarter could materially harm our operating results because of the relatively large size of many of our orders.

Our quarterly revenues are especially subject to fluctuation because they depend on the completion of relatively large orders for our products and related services. The average size of our license transactions is generally large relative to our total revenue in any quarter, particularly as we have focused on larger enterprise customers and on licensing our more comprehensive integrated products and have involved system integrators in our sales process. For example, during the nine months ended September 30, 2003, one customer, IBM, represented 9% of our total revenues. During the nine months ended September 30, 2002, IBM represented 13% of our total revenues. This dependence on large orders makes our net revenue and operating results more likely to vary from quarter to quarter, and more difficult to predict, because the loss of any particular large order is significant. As a result, our operating results could suffer if any large orders are delayed or canceled in any future period. In addition, large orders, and orders obtained through the activities of system integrators, often have longer sales cycles, increasing the difficulty of predicting future revenues. We expect the concentration of revenues among fewer customers to continue in the future, due to our efforts to target sales opportunities with larger customers who would be interested in purchasing our full suite of products.

Contributing to the risk that anticipated sales may not occur on the expected time frame, if at all, our sales cycle is subject to a number of significant risks, including customers’ budgetary constraints and internal acceptance reviews, over which we have little or no control. Consequently, if sales expected from a specific customer in a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. As a result, and due to the relatively large size of a typical order, a lost or delayed sale could result in revenues that are lower than expected. Moreover, to the extent that significant sales occur earlier than anticipated, revenues for subsequent quarters may be lower than expected. Consequently, we face difficulty predicting the quarter in which sales to expected customers will occur, which contributes to the uncertainty of our future operating results. In recent periods, we have experienced increases in the length of a typical sales cycle. This trend may add to the uncertainty of our future operating results and reduce our ability to anticipate our future revenues.

We may not be able to forecast our revenues accurately because our products have a long and variable sales cycle.

The long sales cycle for our products may cause license revenue and operating results to vary significantly from period to period. To date, the sales cycle for our products has taken anywhere from 3 to 12 months. Furthermore, selling our products in conjunction with our systems integrators who are proposing their implementation services of our products can involve a particularly long sales cycle, as it typically takes more time for the prospective customer to evaluate proposals from multiple vendors. Consequently, we face difficulty predicting the quarter in which expected sales will actually occur. This contributes to fluctuations in our future operating results. Our sales cycle has required pre-purchase evaluation by a significant number of individuals in our customers’ organizations. Along with third parties that often jointly market our software with us, we invest significant amounts of time and resources educating and providing information to prospective customers regarding the use and benefits of our products. Many of our customers evaluate our software slowly and deliberately, depending on the specific technical capabilities of the customer, the size of the deployment, the complexity of the customer’s network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy our products. The present economic downturn has led to a significant increase in the time required for this process and if the downturn continues, the sales cycle for our products may become even longer and we may require more resources to complete sales.

Our expenses are generally fixed and we will not be able to reduce these expenses quickly if we fail to meet our revenue forecasts.

Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our forecast is based, in part, upon our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below expectations, we could not proportionately reduce operating expenses for that quarter. Accordingly, such a revenue shortfall would have a disproportionate effect on our expected operating results for that quarter.

If we fail to generate sufficient revenues to support our business and require additional financing, failure to obtain such financing would affect our ability to maintain our operations and to grow our business, and the terms of any financing we obtain may impair the rights of our existing stockholders.

In the future, we may be required to seek additional financing to fund our operations or growth. Our operating activities used $42.2 million of cash in 2002 and $10.5 million of cash in the nine months ended September 30, 2003. Failure to increase future orders and revenues beyond the level achieved in the second and third quarters of 2003 would likely require us to seek additional capital to meet our working capital needs if we are unable to reduce expenses to the degree necessary to avoid incurring losses. Factors such as the commercial success of our existing products and services, the timing and success of any new products and services, the progress of our research and development efforts, our results of operations, the status of competitive products and services, and the timing and success of potential strategic alliances or potential opportunities to acquire or sell technologies or assets may require us to seek additional funding sooner than we expect. In the event that we require additional cash, we may not be able to secure additional financing on terms that are acceptable to us, especially in the uncertain market climate, and we may not be successful in implementing or negotiating such other arrangements to improve our cash position. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and the securities we issue might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds were not available on acceptable terms, our ability to achieve or sustain positive cash flows, maintain current operations, fund any potential expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

Because we have a limited operating history, there is limited information upon which you can evaluate our business.

We first recorded revenue in February 1998 and our revenue mix and operating structure have changed substantially since then. Thus, we have a limited operating history upon which you can evaluate our business and prospects. Due to our limited operating history and significant changes in our business over the past four years, it is difficult or impossible to predict our future results of operations. For example, we cannot accurately forecast operating expenses based on our historical results (or those of similar companies) because historical results are limited and reflect different products, costs and business models, and we forecast expenses in part on future revenue projections based on a number of assumptions. Moreover, due to our limited operating history and evolving product offerings, our insights into trends that may emerge and affect our business are limited.

We have a history of losses and may not be able to generate sufficient revenue to achieve and maintain profitability.

Since we began operations in 1997, our revenues have not been sufficient to support our operations, and we have incurred substantial operating losses in every quarter. As of September 30, 2003, our accumulated deficit was approximately $4.3 billion, which includes approximately $2.7 billion related to goodwill impairment charges. Our history of losses has previously caused some of our potential customers to question our viability, which has in turn hampered our ability to sell some of our products. Additionally, our revenue has been affected by the increasingly uncertain economic conditions both generally and in our market. As a result of these conditions, we have experienced and expect to continue to experience difficulties in collecting outstanding receivables from our customers and attracting new customers, which means that we may continue to experience losses, even if sales of our products and services grow.

We continue to commit a substantial investment of resources to sales and marketing, developing new products and enhancements, and expanding our operations domestically and internationally, and we will need to increase our revenue to achieve profitability and positive cash flows. Our expectations as to when we can achieve positive cash flows, and as to our future cash balances, are subject to a number of assumptions, including assumptions regarding improvements in general economic conditions and customer purchasing and payment patterns, many of which are beyond our control.

We rely on marketing, technology and distribution relationships for the sale, installation and support of our products that may generally be terminated at any time, and if our current and future relationships are not successful, our growth might be limited.

We rely on marketing and technology relationships with a variety of companies that, among other things, generate leads for the sale of our products and provide our customers with implementation and ongoing support. These include relationships with:

•	systems integrators and consulting firms;

•	vendors of e-commerce and Internet software;

•	vendors of software designed for customer relationship management or for management of organizations’ operational information;

•	vendors of key technology and platforms; and

•	demographic data providers.

If we cannot maintain successful marketing and technology relationships or if we fail to enter into additional such relationships, we could have difficulty expanding the sales of our products and our growth might be limited. While some of these companies do not resell or distribute our products, we believe that many of our direct sales are the result of leads generated by vendors of e-business and enterprise software and we expect to continue relying heavily on sales from these relationships in future periods. Our marketing and technology relationships are generally not documented in writing, or are governed by agreements that can be terminated by either party with little or no prior notice.

A significant percentage of our revenues depends on the efforts of systems integrators, or “SI’s”, and their recommendations of our products, and we expect an increasing percentage of our revenues to be derived from our relationships with SIs that market and sell our products. If SIs do not successfully market our products, our operating results will be materially harmed. In addition, many of our direct sales are to customers that will be relying on SIs to implement our products, and if SIs are not familiar with our technology or able to successfully implement our products, our operating results will be materially harmed. We expect to continue building our network of SIs and other indirect sales channels and, if this strategy is successful, our dependence on the efforts of these third parties for revenue growth and customer service will increase. Our reliance on third parties for these functions will reduce our control over such activities and reduce our ability to perform such functions internally. If we come to rely primarily on a single SI that subsequently terminates its relationship with us, becomes insolvent or is acquired by another company with which we have no relationship, or decides not to provide implementation services related to our products, we may not be able to internally generate sufficient revenue or increase the revenues generated by our other SI relationships to offset the resulting lost revenues. Furthermore, SIs typically suggest our solution in combination with other products and services, some of which may compete with our solution. SIs are not required to promote any fixed quantities of our products, are not bound to promotel our products exclusively, and may act as indirect sales channels for our competitors. If these companies choose not to promote our products or if they develop, market or recommend software applications that compete with our products, our business will be harmed.

In addition, we rely on distributors, value-added resellers, systems integrators, consultants and other third-party resellers to recommend our products and to install these products. Our reduction in the size of our professional services team in 2001 increased our customers’ reliance on third parties for product installations and support. If the companies providing these services fail to implement our products successfully for our customers, we might be unable to complete implementation on the schedule required by the customers and we may have increased customer dissatisfaction or difficulty making future sales as a result. We might not be able to maintain these relationships and enter into additional relationships that will provide timely and cost-effective customer support and service. If we cannot maintain successful relationships with our indirect sales channel partners, we might have difficulty expanding the sales of our products and our growth could be limited. In addition, if such third parties do not provide the support our customers need, we may be required to hire subcontractors to provide these professional services. Increased use of subcontractors would harm our margins because it costs us more to hire subcontractors to perform these services than to provide the services ourselves.

If our international development partners do not provide us with adequate support, our ability to respond to competition and customer demands would be impaired, and our results of operations would be harmed.

In January 2003, we began subcontracting a significant portion of our software programming, quality assurance and technical documentation activities to development partners with staffing in India and China. We have little prior experience in outsourcing our product development work, and we cannot be sure that this strategy will succeed or that it will not cause us difficulties in responding to development challenges we may face. The operations of these partners are based outside the U.S. and therefore subject to risks distinct from those that face U.S.-based operations. For example, military action or political upheaval in the host countries could force these partners to terminate the services they are providing to us or to close their operations entirely. If these partners fail, for any reason, to provide adequate and timely product enhancements, updates and fixes to us, our ability to respond to customer or competitive demands would be harmed and we would lose sales opportunities and customers. In addition, the loss of research and development personnel associated with this strategy will cause us to lose internal expertise, reducing our ability to respond to these demands independently if the partners fail to perform as required. As a result of the first phase of the strategy, in the nine months ended September 30, 2003, we reduced the size of our research and development department by 78 employees. We have estimated our operating costs for the year making various assumptions about the amount that we will need to pay our development partners. Based on our limited history of working with these partners, we cannot be sure that our cost estimates will prove correct. Unanticipated increases in our operating expenses in any given quarter would increase our net losses and could require us to obtain additional financing sooner than expected.

The reductions in workforce may adversely affect the morale and performance of our personnel and our ability to hire new personnel.

In connection with our effort to streamline operations, reduce costs and bring our staffing and cost structure in line with industry standards, we restructured our organization in 2001, an effort that included substantial reductions in our workforce. In addition, we have substantially reduced our headcount in the first nine months of 2003 from a total of 365 KANA employees as of December 31, 2002 to 233 as of September 30, 2003. The majority of this reduction was the result of our decision to shift a significant portion of our software programming, quality assurance and technical documentation activities to international development partners in early 2003. We reduced the size of our research and development department by 78 employees in the nine months ended September 30, 2003. We may choose to transfer additional positions to these development partners in future quarters. There have been and may continue to be substantial costs associated with the workforce reductions, including severance and other employee-related costs, and our outsourcing plan may yield unanticipated consequences, such as an inability to release products within expected timeframes. For example, many of the employees who were terminated possessed specific knowledge or expertise that may prove to have been important to our operation. As a result of these staff reductions, our ability to respond to unexpected challenges may be impaired and we may be unable to take advantage of new opportunities. Personnel reductions may also subject us to the risk of litigation, which may adversely impact our ability to conduct our operations and may cause us to incur significant expense.

We may be unable to hire and retain the skilled personnel necessary to develop and grow our business.

Our reductions in force and salary levels may reduce employee morale and may create concern among existing employees about job security, which could lead to increased turnover and reduce our ability to meet the needs of our current and future customers. As a result of the reductions in force, we may also need to increase our staff to support new customers and the expanding needs of our existing customers. Because our stock price declined drastically in recent years, and has not experienced any sustained recovery from the decline, stock-based compensation, including options to purchase our common stock, may have diminished effectiveness as employee hiring and retention devices. If we are unable to retain qualified personnel, we could face disruptions to operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. If employee turnover increases, our ability to provide client service and execute our strategy would be negatively affected.

For example, our ability to increase revenues in the future depends considerably upon our success in recruiting, training and retaining effective direct sales personnel and the success of our direct sales force. We might not be successful in these efforts. Our products and services require sophisticated sales efforts. We have experienced significant turnover in our sales force, including the departure of our Vice President of Sales in October 2003. Furthermore, there is a shortage of sales personnel with the requisite qualifications, and competition for such qualified personnel is intense in our industry. Also, it may take a new salesperson a number of months to become a productive member of our sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than anticipated.

We face substantial competition and may not be able to compete effectively.

The market for our products and services is intensely competitive, evolving and subject to rapid technological change. From time to time, some of our competitors have reduced the prices of their products and services (substantially in certain cases) in order to obtain new customers. Competitive pressures could make it difficult for us to acquire and retain customers and could require us to reduce the price of our products.

Our customers’ requirements and the technology available to satisfy those requirements are continually changing. Therefore, we must be able to respond to these changes in order to remain competitive. If our international development partners do not adequately perform the software programming, quality assurance and technical documentation activities we outsourced, we may not be able to respond to such changes as quickly or effectively. Changes in our products may also make it more difficult for our sales force to sell effectively. In addition, changes in customers’ demand for the specific products, product features and services of other companies’ may result in our products becoming uncompetitive. We expect the intensity of competition to increase in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share. We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

Our competitors vary in size and in the scope and breadth of products and services offered. We currently face competition for our products from systems designed by in-house and third-party development efforts. We expect that these systems will continue to be a major source of competition for the foreseeable future. Our primary competitors for eCRM platforms are larger, more established companies such as Siebel Systems, Inc. and PeopleSoft, Inc., and to a lesser extent, Oracle and SAP. We also face competition from E.piphany, Inc., Chordiant Software, Inc., Primus Knowledge Solutions, and Astute, Inc. with respect to specific applications we offer. We may face increased competition upon introduction of new products or upgrades from competitors, or if we expand our product line through acquisition of complementary businesses or otherwise. As we have combined and enhanced our product lines to offer a more comprehensive e-business software solution, we are increasingly competing with large, established providers of customer management and communication solutions as well as other competitors. Our combined product line may not be sufficient to successfully compete with the product offerings available from these companies, which could slow our growth and harm our business.

Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. We may lose potential customers to competitors for various reasons, including the ability or willingness of competitors to offer lower prices and other incentives that we cannot match. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of recent industry consolidations, as well as anticipated future consolidations.

If we fail to respond to changing customer preferences in our market, demand for our products and our ability to enhance our revenues will suffer.

If we do not continue to improve our products and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements and achieve market acceptance, we might be unable to attract new customers. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead-time. In addition, if our international development partners fail to provide the development support we need, our products and product documentation could fall behind those produced by our competitors, causing us to lose customers and sales. We might not be successful in marketing and supporting recently released versions of our products, or developing and marketing other product enhancements and new products that respond to technological advances and market changes, on a timely or cost-effective basis. In addition, even if these products are developed and released, they might not achieve market acceptance. We have experienced delays in releasing new products and product enhancements in the past and could experience similar delays in the future. These delays or problems in the installation or implementation of our new releases could cause us to lose customers.

Failure to develop new products or enhancements to existing products on a timely basis would hurt our sales and damage our reputation.

To be competitive, we must develop and introduce on a timely basis new products and product enhancements for companies with significant e-business customer interactions needs. Our ability to deliver competitive products may be negatively affected by the diversion of resources to development of our suite of products, and responding to changes in competitive products and in the demands of our customers. If we experience product delays in the future, we may face:

•	customer dissatisfaction;

•	cancellation of orders and license agreements;

•	negative publicity;

•	loss of revenues;

•	slower market acceptance; and

•	legal action by customers.

Furthermore, delays in bringing new products or enhancements to market can result, for example, from potential difficulties with managing outsourced research and development, including overseeing such activities occurring in India and China or from loss of institutional knowledge through reductions in force, or the existence of defects in new products or their enhancements. The challenges of developing new products and enhancements require us to commit a substantial investment of resources, and we might not be able to develop or introduce new products on a timely or cost-effective basis, or at all, which could be exploited by our competitors and lead potential customers to choose alternative products.

Our stock price has been highly volatile and has experienced a significant decline, and may continue to be volatile and decline.

The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control, such as:

•	variations in our actual and anticipated operating results;

•	changes in our earnings estimates by analysts;

•	the volatility inherent in stock prices within the emerging sector within which we conduct business;

•	and the volume of trading in our common stock, including sales of substantial amounts of common stock issued upon the exercise of outstanding options and warrants.

In addition, the stock market, particularly the Nasdaq National Market, has experienced extreme price and volume fluctuations that have affected the market prices of many technology and computer software companies, particularly Internet-related companies. Such fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. Securities class action litigation could result in substantial costs and a diversion of our management’s attention and resources.

Since becoming a publicly-traded security listed on Nasdaq in September 1999, our common stock has reached a closing high of $1,698.10 per share and closing low of $0.65 per share. Under Nasdaq’s listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days, Nasdaq may choose to notify us that it may delist our common stock from the Nasdaq National Market. If the closing bid price of our common stock did not thereafter regain compliance for a minimum of 10 consecutive trading days during the 180 days following notification by Nasdaq, Nasdaq could delist our common stock from trading on the Nasdaq National Market. There can be no assurance that our common stock will remain eligible for trading on the Nasdaq National Market. If our stock were delisted, the ability of our stockholders to sell any of our common stock at all would be severely, if not completely, limited, causing our stock price to continue to decline.

Our business depends on the acceptance of our products and services, and it is uncertain whether the market will accept our products and services.

Our ability to achieve increased revenue depends on overall demand for Internet-based enterprise management software and related services, and in particular for customer-relationship applications. Our expectations regarding the size and growth of the market for these applications are based on assumptions that both companies and their customers will increasingly elect to communicate via the Internet and, consequently, that companies using the Internet for such communication will demand real-time sales and customer service technology and related services. If our assumptions regarding the demand for Internet-based enterprise management applications prove incorrect, our product sales, and our overall revenues, will not grow as we anticipate.

The demand for of our products also depends in part on the widespread adoption and use of these products by customer support personnel. Some of our customers who have made initial purchases of this software have deferred or suspended implementation of these products due to slower than expected rates of internal adoption by customer support personnel. If more customers decide to defer or suspend implementation of these products in the future, our ability to increase our revenue from these customers through additional licenses or maintenance agreements will also be impaired, and our financial position could be seriously harmed.

We depend on increased business from new customers, and if we fail to grow our customer base or generate repeat business, our operating results could be harmed.

Our business model generally depends on the sale of our products to new customers as well as on expanded use of our products within our customers’ organizations. If we fail to grow our customer base or generate repeat and expanded business from our current and future customers, our business and operating results will be seriously harmed. In some cases, our customers initially make a limited purchase of our products and services for pilot programs. These customers may not purchase additional licenses to expand their use of our products. If these customers do not successfully develop and deploy initial applications based on our products, they may choose not to purchase deployment licenses or additional development licenses. In addition, as we introduce new versions of our products or new product lines, our current customers might not require the functionality of our new products and might not ultimately license these products.

Furthermore, because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively affect our future services revenue. Also, if customers elect not to renew their maintenance agreements, our services revenue could decline significantly. Some of our customers are Internet-based companies, which have been forced to significantly reduce their operations in light of limited access to sources of financing and the current economic slowdown. If customers were unable to pay for their current products or are unwilling to purchase additional products, our revenues would decline.

Our failure to manage multiple technologies and technological change could reduce demand for our products.

Rapidly changing technology and operating systems, changes in customer requirements, and evolving industry standards might impede market acceptance of our products. Our products are designed based upon currently prevailing technology to work on a variety of hardware and software platforms used by our customers. However, our software may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments and other systems that our customers use. If new technologies emerge that are incompatible with our products, or if competing products emerge that are based on new technologies or new industry standards and that perform better or cost less than our products, our key products could become obsolete and our existing and potential customers could seek alternatives to our products. We must constantly modify and improve our products to keep pace with changes made to these platforms and to database systems and other back-office applications and Internet-related applications. For example, our analytics products were designed to work with databases such as Oracle and Microsoft SQL Server. Any changes to those databases, or increasing popularity of other databases, could require us to modify our analytics products, and could cause us to delay releasing future products and enhancements. Furthermore, software adapters are necessary to integrate our analytics products with other systems and data sources used by our customers. We must develop and update these adapters to reflect changes to these systems and data sources in order to maintain the functionality provided by our products. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, databases, customer relationship management software, web servers and other enterprise and Internet-based applications could delay our product development, increase our product development expense or cause customers to delay evaluation, purchase and deployment of our analytics products. Furthermore, if our international development partners fail to respond adequately when adaptation of our products is required, our ability to respond would be hampered even if such uncertainties were eliminated. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete.

Failure to license necessary third party software incorporated in our products could cause delays or reductions in our sales.

We license third party software that we incorporate into our products. These licenses may not continue to be available on commercially reasonable terms or at all. Some of this technology would be difficult to replace. The loss of any such license could result in delays or reductions of our applications until we identify, license and integrate or develop equivalent software. If we are required to enter into license agreements with third parties for replacement technology, we could face higher royalty payments and our products may lose certain attributes or features. In the future, we might need to license other software to enhance our products and meet evolving customer needs. If we are unable to do this, we could experience reduced demand for our products.

Our pending patents may never be issued and, even if issued, may provide little protection.

Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We regard the protection of patentable inventions as important to our future opportunities. We currently have three issued U.S. patents and multiple U.S. patent applications pending relating to our software. None of our technology is patented outside of the United States. It is possible that:

•	our pending patent applications may not result in the issuance of patents;

•	any issued patents may not be broad enough to protect our proprietary rights;

•	any issued patents could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

•	current and future competitors may independently develop similar technology, duplicate our products or design around any of our patents; and

•	effective patent protection may not be available in every country in which we do business.

We rely upon trademarks, copyrights and trade secrets to protect our proprietary rights, which may not be sufficient to protect our intellectual property.

We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. However, despite the precautions that we have taken:

•	laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

•	current federal laws that prohibit software copying provide only limited protection from software “pirates,” and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

•	other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

•	policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

Also, the laws of other countries in which we market our products may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

We may become involved in litigation over proprietary rights, which could be costly and time consuming.

Substantial litigation regarding intellectual property rights exists in our industry. We expect that software in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Some of our competitors in the market for customer communications software may have filed or may intend to file patent applications covering aspects of their technology that they may claim our technology infringes. Such competitors could make a claim of infringement against us with respect to our products and technology. Third parties may currently have, or may eventually be issued, patents upon which our current or future products or technology infringe. Any of these third parties might make a claim of infringement against us. For example, from time to time, we have been contacted by companies that have asked us to evaluate the need for a license of certain patents. Although to date no company has filed any patent infringement claims against us, we cannot assure you that no such claims will be filed. Other companies may also have pending patent applications (which are typically confidential until the patent or patents, if any, are issued) that cover technologies we incorporate in our products.

Many of our software license agreements require us to indemnify our customers from any claim or finding of intellectual property infringement. We periodically receive notices from customers regarding patent license inquiries they have received which may or may not implicate our indemnity obligations. Any litigation, brought by others, or us could result in the expenditure of significant financial resources and the diversion of management’s time and efforts. In addition, litigation in which we are accused of infringement might cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

We may face higher costs and lost sales if our software contains errors.

We face the possibility of higher costs as a result of the complexity of our products and the potential for undetected errors. Due to the mission- critical nature of many of our products and services, errors are of particular concern. In the past, we have discovered software errors in some of our products after their introduction. We have only a few “beta” customers that test new features and functionality of our software before we make these features and functionalities generally available to our customers. If we are not able to detect and correct errors in our products or releases before commencing commercial shipments, we could face:

•	loss of or delay in revenues expected from the new product and an immediate and significant loss of market share;

•	loss of existing customers that upgrade to the new product and of new customers;

•	failure to achieve market acceptance;

•	diversion of development resources;

•	injury to our reputation;

•	increased service and warranty costs;

•	legal actions by customers; and

•	increased insurance costs.

We may face liability claims that could result in unexpected costs and damages to our reputation.

Our licenses with customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally cap the amounts recoverable for damages to the amounts paid by the licensee to us for the product or service giving rise to the damages. However, some domestic and international jurisdictions may not enforce these contractual limitations on liability. We may be subject to claims based on errors in our software or mistakes in performing our services including claims relating to damages to our customers’ internal systems. A product liability claim could divert the attention of management and key personnel, could be expensive to defend and could result in adverse settlements and judgments.

Our international operations expose us to additional risks.

Sales outside North America represented 33% of our total revenues in the nine months ended September 30, 2003 and 34% of our total revenues in the nine months ended September 30, 2002. We have established offices in the United Kingdom, Germany, Japan, the Netherlands, France, Belgium, Hong Kong and South Korea. Sales outside North America could increase as a percentage of total revenues as we attempt to expand our international operations. Any expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources, as well as additional support personnel. For any such expansion, we will also need to, among other things expand our international sales channel management and support organizations and develop relationships with international service providers and additional distributors and system integrators. In addition, if international operations become a larger part of our business, we could encounter, on average, greater difficulty with collecting accounts receivable, longer sales cycles and collection periods, greater seasonal reductions in business activity and increases in our tax rates. Furthermore, products must be localized, or customized to meet the needs of local users, before they can be sold in particular foreign countries. Developing localized versions of our products for foreign markets is difficult and can take longer than we anticipate. Our investments in establishing facilities in other countries may not produce desired levels of revenues.

International laws and regulations may expose us to potential costs and litigation.

Our international operations increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult for us to conduct our business. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain user information, which, if applied to the sale of our products and services, could negatively impact our results of operations.

We may suffer foreign exchange rate losses.

Our international revenues and expenses are denominated in local currency. Therefore, a weakening of other currencies compared to the U.S. dollar could make our products less competitive in foreign markets and could negatively affect our operating results and cash flows. We have not yet experienced, but may in the future experience, significant foreign currency transaction losses, especially because we do not engage in currency hedging. As the international component of our revenues grows, our results of operations will become more sensitive to foreign exchange rate fluctuations.

If we acquire companies, products or technologies, we may face risks associated with those acquisitions.

If we are presented with appropriate opportunities, we may make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we acquire another company, we will likely face risks, uncertainties and disruptions associated with the integration process, including, among other things, difficulties in the integration of the operations, technologies and services of the acquired company, the diversion of our management’s attention from other business concerns and the potential loss of key employees of the acquired businesses. If we fail to successfully integrate other companies that we may acquire, our business could be harmed. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders or us. In addition, our operating results may suffer because of acquisition-related costs or amortization expenses or charges relating to acquired goodwill and other intangible assets.

The role of acquisitions in our future growth may be limited, which could seriously harm our continued operations.

In the past, acquisitions have been an important part of the growth strategy for us. To gain access to key technologies, new products and broader customer bases, we have acquired companies in exchange for shares of our common stock. Because the recent trading prices of our common stock have been significantly lower than in the past, the role of acquisitions in our growth may be substantially limited. If we are unable to acquire companies in exchange for our common stock, we may not have access to new customers, needed technological advances or new products and enhancements to existing products. This would substantially impair our ability to respond to market opportunities.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of the company.

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Without any further vote or action on the part of the stockholders, the board of directors has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

Our certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase us. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving us. Furthermore, our board of directors is divided into three classes, only one of which is elected each year. Directors are removable by the affirmative vote of at least 66 2/3% of all classes of voting stock. These factors may further delay or prevent a change of control of us.

Risks Related to Our Industry

If the Internet and Web-based communications fail to grow and be accepted as media of communication, demand for our products and services will decline.

We sell our products and services primarily to organizations that receive large volumes of e-mail and Web-based communications. Consequently, our future revenues and profits, if any, substantially depend upon the continued acceptance and use of the Internet and e-mail, which are evolving as media of communication. Rapid growth in the use of the Internet and e-mail is a recent phenomenon and may not continue. As a result, a broad base of enterprises that use e-mail as a primary means of communication may not develop or be maintained. In addition, the market may not accept recently introduced products and services that process e-mail, including our products and services. Moreover, companies that have already invested significant resources in other methods of communications with customers, such as call centers, may be reluctant to adopt a new strategy that may limit or compete with their existing investments.

Consumers and businesses might reject the Internet as a viable commercial medium, or be slow to adopt it, for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies, concerns about the security of transactions and confidential information and insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased governmental regulation, could cause the Internet to lose its viability as a commercial medium. If these or any other factors cause use of the Internet for business to decline or develop more slowly than expected, demand for our products and services will be reduced. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we might incur substantial expenses adapting our products to changing or emerging technologies.

Future regulation of the Internet may slow our growth, resulting in decreased demand for our products and services and increased costs of doing business.

State, federal and foreign regulators could adopt laws and regulations that impose additional burdens on companies that conduct business online. These laws and regulations could discourage communication by e-mail or other web-based communications, particularly targeted e-mail of the type facilitated by our products, which could reduce demand for our products and services.

The growth and development of the market for online services may prompt calls for more stringent consumer protection laws or laws that may inhibit the use of Internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet, particularly as it relates to online communication, could decrease demand for our products and services and increase our costs of doing business, or otherwise harm our business. Any new legislation or regulations, application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or application of existing laws and regulations to the Internet and other online services could increase our costs and harm our growth.

The imposition of sales and other taxes on products sold by our customers over the Internet could have a negative effect on online commerce and the demand for our products and services.

The imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products and services. Federal legislation limited the imposition of state and local taxes on Internet-related sales until November 1, 2003. Congress is currently considering whether to approve a permanent extension of the limits. However, they may choose not to pass the new legislation, in which case state and local governments would be free to impose taxes on electronically purchased goods. We believe that most companies that sell products over the Internet do not currently collect sales or other taxes on shipments of their products into states or foreign countries where they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies that engage in e-commerce within their jurisdiction. A successful assertion by one or more states or foreign countries that companies that engage in e-commerce within their jurisdiction should collect sales or other taxes on the sale of their products over the Internet, even though not physically in the state or country, could indirectly reduce demand for our products.

Privacy concerns relating to the Internet are increasing, which could result in legislation that negatively affects our business, in reduced sales of our products, or both.

Businesses using our products capture information regarding their customers when those customers contact them on-line with customer service inquiries. Privacy concerns could cause visitors to resist providing the personal data necessary to allow our customers to use our software products most effectively. More importantly, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Web site users that the data captured after visiting certain Web sites may be used by marketing entities to unilaterally direct product promotion and advertising to that user. If consumer privacy concerns are not adequately resolved, our business could be harmed. Government regulation that limits our customers’ use of this information could reduce the demand for our products. A number of jurisdictions have adopted, or are considering adopting, laws that restrict the use of customer information from Internet applications. The European Union has required that its member states adopt legislation that imposes restrictions on the collection and use of personal data, and that limits the transfer of personally-identifiable data to countries that do not impose equivalent restrictions. In the United States, the Childrens’ Online Privacy Protection Act was enacted in October 1998. This legislation directs the Federal Trade Commission to regulate the collection of data from children on commercial websites. In addition, the Federal Trade Commission has investigated the privacy practices of businesses that collect information on the Internet. These and other privacy-related initiatives could reduce demand for some of the Internet applications with which our products operate, and could restrict the use of these products in some e-commerce applications. This could, in turn, reduce demand for these products.

Our security could be breached, which could damage our reputation and deter customers from using our services.

We must protect our computer systems and network from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Computer break-ins could jeopardize the security of information stored in and transmitted through our computer systems and network, which could adversely affect our ability to retain or attract customers, damage our reputation and subject us to litigation. We have been in the past, and could be in the future, subject to denial of service, vandalism and other attacks on our systems by Internet hackers. Although we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, these security measures may fail. Our insurance coverage in certain circumstances may be insufficient to cover losses that may result from such events.

Our charter documents and Delaware law could delay or prevent a takeover of us that stockholders may consider favorable, which could cause the market price of our common stock to decline.

We have a classified board of directors. In addition, our stockholders are unable to act by written consent or to call special meetings of stockholders without advance notice and approval of stockholders owning at least a majority of our outstanding voting stock. Our stockholders must also meet advance notice requirements for stockholder proposals. Our board of directors may also issue preferred stock without any vote or further action by the stockholders. These provisions and other provisions under Delaware law could make it more difficult for a third-party to acquire us, even if doing so would benefit our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer.

USE OF PROCEEDS

We will receive approximately $11.4 million in net proceeds from the sale of our common stock in this offering (or $13.1 million if the underwriter’s over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds to fund working capital requirements for our anticipated future growth. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between RBC Dain Rauscher Inc., as underwriter, and us, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, 4,080,000 shares of our common stock.

The underwriting agreement provides that the underwriter’s obligations are subject to specified conditions precedent.

The underwriter has advised us that it proposes to offer the shares of common stock initially at the public offering price listed on the cover page of this prospectus supplement. After the offering, the public offering price and other selling terms may be changed by the underwriter.

We have granted to the underwriter an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 612,000 additional shares of our common stock at the same price paid by the underwriter for the other shares of common stock offered by this prospectus supplement.

The underwriter’s commissions are shown in the following table. These amounts assume no exercise and full exercise by the underwriter of its option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per share	$0.15	$0.15
Total	$612,000	$703,800

We also have agreed to reimburse the underwriter in an amount up to $75,000, or such greater amount as we may approve, for all of its reasonable out-of-pocket costs and expenses in connection with the sale of the shares of common stock offered by this prospectus supplement. We estimate that the total expenses of this offering payable by us, excluding the underwriter’s commissions but including the reimbursement of the underwriter’s reasonable out-of-pocket costs and expenses, will be approximately $200,000.

In connection with the offering of the shares of our common stock, the underwriter and any selected dealers and their respective affiliates may engage in transactions effected in accordance with Rule 104 and Regulation M promulgated by the SEC that are intended to stabilize, maintain or otherwise affect the market price of the shares of our common stock. These transactions may include over-allotment transactions in which the underwriter creates a short position for its own account by selling more shares of our common stock than it is committed to purchase from us. In such a case, to cover all or part of the short position, the underwriter may purchase shares of our common stock in the open market following completion of the offering of the shares of our common stock offered by this prospectus supplement. The underwriter also may engage in stabilizing transactions in which it bids for, and purchases, shares of our common stock at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the shares of our common stock. The underwriter may also reclaim any selling concession allowed to a dealer if the underwriter repurchases shares distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the shares of our common stock at a level above that which might otherwise prevail in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of our common stock. The underwriter is not required to engage in any of the foregoing transactions and, if commenced, those transactions may discontinue at any time without notice. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

In connection with this offering, the underwriter may also engage in passive market making transactions in our common stock on the Nasdaq National Market. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that a passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which may otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We have agreed to indemnify the underwriter and its controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make in respect of those specified liabilities.

We and some of our executive officers and directors have agreed that, subject to some exceptions, for a period of 90 days after the date of this prospectus, we and they will not, without the prior written consent of the underwriter, directly or indirectly, (1) offer, pledge (except for pledges granted prior to the date of this prospectus), sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (subject to some exceptions) any shares of our common stock, or any securities convertible into, or exercisable or exchangeable for, our common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, any economic equivalent of ownership of shares of our common stock.

The underwriters may make copies of this prospectus supplement and the accompanying prospectus available over the Internet to customers or through their websites.

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received, and may in the future receive, customary fees and commissions for these transactions.

LEGAL MATTERS

Certain legal matters with respect to the securities will be passed upon for us by Fenwick & West LLP, Mountain View, California. Certain legal matters will be passed upon for the underwriter by Jones Day, Chicago, Illinois.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus supplement. This prospectus supplement and the accompanying prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus supplement and the accompanying prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement). You should direct any requests for copies to: Kana Software, Inc., 181 Constitution Drive, Menlo Park, California 94025, Attention: Investor Relations, Telephone: (650) 614-8300.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 28, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 9, 2003;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2003 filed with the SEC on August 13, 2003;

•	our current report on Form 8-K filed with the SEC on November 5, 2003;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 27, 1999 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until all of the securities that we may offer with this prospectus are sold.

You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

Information that we file later with the SEC and that is incorporated by reference into this prospectus supplement will automatically update information contained in this prospectus supplement or that was previously incorporated by reference into this prospectus supplement. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

KANA SOFTWARE, INC.

COMMON STOCK

This prospectus will allow us to issue, from time to time in one or more offerings, up to 50,000,000 shares, in the aggregate, of our common stock. This means:

•	we will provide a prospectus supplement each time we issue common stock;

•	the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document; and

•	you should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the Nasdaq National Market under the symbol “KANA.” The shares of common stock will be sold as described under Plan of Distribution. On August 23, 2001 the closing sale price of the common stock was $0.85 per share.

Investing in our common stock involves a high degree of risk.

See “ Risk Factors” beginning on page 4, and in supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.

Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2001

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell up to 50,000,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the shares of common stock we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.” We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters.

The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Securities and Exchange Commission’s Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the Securities and Exchange Commission’s regional office located at 44 Montgomery Street, Suite 1100, San Francisco, California 94104.

You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s Internet site is http://www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities. As permitted by the Securities and Exchange Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C. and San Francisco, California.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

FORWARD LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future clinical or product development or financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology.

These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are set forth under the heading “Risk Factors” in this prospectus and all supplements to the prospectus, under the heading “Risks Associated With Kana’s Business and Future Operating Results” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as these reports may be updated from time to time by our future filings under the Securities Exchange Act, and elsewhere in the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

ABOUT KANA SOFTWARE

We are a leading provider of enterprise Customer Relationship Management (eCRM) software solutions that deliver integrated communication and business applications built on a Web-architectured platform. Our software helps our customers to better service, market to, and understand their customer and partners, while improving results and decreasing costs in contact centers and marketing departments. We offer multi-channel customer relationship management that combines our KANA eCRM Architecture with several enterprise applications. Our customer-focused service, marketing and commerce software applications enable organizations to improve customer and partner relationships by allowing them to interact with their customers through web contact, web collaboration, e-mail and telephone. Our principal executive offices are located at 181 Constitution Drive, Menlo Park, California 94025. Our telephone number is (650) 614-8300.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Our future operating results may vary substantially from period to period. The price of our common stock will fluctuate in the future, and an investment in our common stock is subject to a variety of risks, including but not limited to the specific risks identified below. Inevitably, some investors in our securities will experience gains while others will experience losses depending on the prices at which they purchase and sell securities. Investors are strongly urged to carefully consider the various cautionary statements and risks set forth in this prospectus and under the heading “Risk Factors” in any applicable supplement to this prospectus, as well as the sections of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition—Risks Associated With Kana’s Business and Future Operating Results.”

Because we have a limited operating history, there is limited information upon which you can evaluate our business.

We are still in the early stages of our development, and our limited operating history makes it difficult to evaluate our business and prospects. Any evaluation of our business and prospects must be made in light of the risks and uncertainties often encountered by early-stage companies in Internet-related markets. We were incorporated in July 1996 and first recorded revenue in February 1998. Thus, we have a limited operating history upon which you can evaluate our business and prospects. Due to our limited operating history, it is difficult or impossible to predict future results of operations. For example, we cannot forecast operating expenses based on our historical results because they are limited, and we are required to forecast expenses in part on future revenue projections. Moreover, due to our limited operating history and evolving product offerings, our insights into trends that may emerge and affect our business are limited. In addition, in June 2001, we completed our acquisition of Broadbase Software, Inc., which substantially expanded the scale of our operations. Because we have limited experience operating as a combined company, our business is even more difficult to evaluate. Many of these risks are discussed in the subheadings below, and include our ability to:

•	attract more customers;

•	implement our sales, marketing and after-sales service initiatives, both domestically and internationally;

•	execute our product development activities;

•	anticipate and adapt to the changing Internet market;

•	attract, retain and motivate qualified personnel;

•	respond to actions taken by our competitors;

•	continue to build an infrastructure to effectively manage growth and handle any future increased usage; and

•	integrate acquired businesses, technologies, products and services.

Our quarterly revenues and operating results may fluctuate in future periods and we may fail to meet expectations, which could cause the price of our common stock to decline.

Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter particularly because our products and services are relatively new and our prospects are uncertain. We believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely on these comparisons as an indication of our future performance. If quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include the factors described in the subheadings below as well as:

•	the evolving and varying demand for customer communication software products and services for e-businesses, particularly our products and services;

•	budget and spending decisions by information technology departments of our customers;

•	costs associated with integrating Broadbase and our other recent acquisitions, and costs associated with any future acquisitions;

•	our ability to manage our expenses;

•	the timing of new releases of our products;

•	changes in our pricing policies or those of our competitors;

•	the timing of execution of large contracts that materially affect our operating results;

•	uncertainty regarding the timing of the implementation cycle for our products;

•	changes in the level of sales of professional services as compared to product licenses;

•	the mix of sales channels through which our products and services are sold;

•	the mix of our domestic and international sales;

•	costs related to the customization of our products;

•	our ability to expand our operations, and the amount and timing of expenditures related to this expansion;

•	decisions by customers and potential customers to delay purchasing our products;

•	a trend of continuing consolidation in our industry; and

•	global economic conditions, as well as those specific to our customers or our industry.

We also often offer volume-based pricing, which may affect operating margins. Broadbase, which we recently acquired, has experienced seasonality in its revenues, with the fourth quarter of the year typically having the highest revenue for the year. We believe that this seasonality results primarily from customer budgeting cycles. We expect that this seasonality will continue, and could increase. In addition, customers’ decisions to purchase our products and services are discretionary and subject to their internal budgets and purchasing processes. Due to current slowdowns in the general economy, we believe that many existing and potential customers are reassessing or reducing their planned technology and internet-related investments and deferring purchasing decisions. As a result, there is increased uncertainty with respect to our expected revenues in the remainder of 2001 and in 2002, and further delays or reductions in business spending for information technology could have a material adverse effect on our revenues and operating results.

Our expenses are generally fixed and we will not be able to reduce these expenses quickly if we fail to meet our revenue forecasts.

Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below expectations, we could not proportionately reduce operating expenses for that quarter. Therefore, this revenue shortfall would have a disproportionate effect on our expected operating results for that quarter. In addition, because our service revenue is largely correlated with our license revenue, a decline in license revenue could also cause a decline in service revenue in the same quarter or in subsequent quarters.

We have a history of losses and may not be profitable in the future and may not be able to generate sufficient revenue or funding to continue as a going concern.

Since we began operations in 1997, our revenues have not been sufficient to support our operations, and we have incurred substantial operating losses in every quarter. Our history of losses has caused some of our potential customers to question our viability, which has in turn hampered our ability to sell some of our products. Although our revenues grew significantly in 2000, our growth has not continued at the same rate in 2001. Our revenue growth has been affected by the increasingly uncertain economic conditions both generally and in our market. As a result of uncertainties in our business, we have experienced and expect to continue to experience difficulties in collecting outstanding receivables from our customers and attracting new customers. As a result, we expect to continue to experience losses, even if sales of our products and services continue to grow, and we may not generate sufficient revenues to achieve or sustain profitability or positive cash flows in the future. Our expectations as to when we can achieve positive cash flows and as to our future cash balances, are subject to a number of assumptions, including assumptions regarding general economic conditions and customer purchasing and payment patterns, many of which are beyond our control. Although we have restructured our operations to reduce operating expenses, we will need to significantly increase our revenue to achieve profitability. We recently reduced the size of our professional services team and, as a result, expect to rely more on independent third-party providers for customer services such as product installations and support. However, if third parties do not provide the support our customers need, we may be required to hire subcontractors to provide these professional services. Increased use of subcontractors would harm our revenues and margins because it costs us more to hire subcontractors to perform these services than to provide the services ourselves. In addition we may require additional financing, which might not be available on acceptable terms, if at all. Our auditors have included a paragraph in their report for the year ended December 31, 2000 indicating that substantial doubt exists as to our ability to continue as a going concern.

Our failure to complete our expected sales in any given quarter could dramatically harm our operating results because of the large size of typical orders.

Our sales cycle is subject to a number of significant risks, including customers’ budgetary constraints and internal acceptance reviews, over which we have little or no control. Consequently, if sales expected from a specific customer in a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. As a result, and due to the relatively large size of a typical order, a lost or delayed sale could result in revenues that are lower than expected. Moreover, to the extent that significant sales occur earlier than anticipated, revenues for subsequent quarters may be lower than expected. Consequently, we face difficulty predicting the quarter in which sales to expected customers will occur. This contributes to the uncertainty of our future operating results.

We may not be able to forecast our revenues accurately because our products have a long and variable sales cycle.

The long sales cycle for our products may cause license revenue and operating results to vary significantly from period to period. To date, the sales cycle for our products has taken 3 to 12 months in the United States and longer in foreign countries. Consequently, we face difficulty predicting the quarter in which sales to expected customers will occur. This contributes to fluctuations in our future operating results. Our sales cycle has required pre-purchase evaluation by a significant number of individuals in our customers’ organizations. Along with third parties that often jointly market our software with us, we invest significant amounts of time and resources educating and providing information to prospective customers regarding the use and benefits of our products. Many of our customers evaluate our software slowly and deliberately, depending on the specific technical capabilities of the customer, the size of the deployment, the complexity of the customer’s network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy our products. In the event that the current economic downturn were to continue, the sales cycle for our products may become longer and we may require more resources to complete sales.

Difficulties in implementing our products could harm our revenues and margins.

Forecasting our revenues depends upon the timing of implementation of our products and services. In most sales, we are involved in the installation of our products at the customer site. We generally recognize revenue from a customer sale when persuasive evidence of an agreement exists, the product has been delivered, the arrangement does not involve significant customization of the software, acceptance has occurred, the license fee is fixed or determinable and collection of the fee is probable. However, the timing of the commencement and completion of the installation process is subject to factors that may be beyond our control, as this process requires access to the customer’s facilities and coordination with the customer’s personnel after delivery of the software. In addition, customers could delay product implementations. Implementation typically involves working with sophisticated software, computing and communications systems. If we experience difficulties with implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project. Some customers may also require us to develop customized features or capabilities. If new or existing customers have difficulty deploying our products or require significant amounts of our professional services support or customized features, our revenue recognition could be further delayed and our costs could increase, causing increased variability in our operating results.

We may incur non-cash charges resulting from acquisitions and equity issuances, which could harm our operating results.

In connection with the issuance of warrants to purchase up to 725,000 shares of our common stock to Accenture in September 2000, the issuance of warrants to purchase up to an aggregate of 1,800,000 shares of our common stock to customers and distribution channel partners in 2001, as well as other equity rights we may issue, we are incurring substantial charges for stock-based compensation. Accordingly, significant increases in our stock price could result in substantial non-cash accounting charges and variations in our results of operations. Furthermore, we will continue to incur charges to reflect amortization and any impairment of goodwill and other intangible assets acquired in connection with our acquisition of Silknet in April 2000, and we may make other acquisitions or issue additional stock or other securities in the future that could result in further accounting charges. In particular, a new standard for accounting for goodwill acquired in a business combination has recently been issued. This new standard, which we will adopt for 2002, requires recognition of goodwill as an asset but does not permit amortization of goodwill. Instead goodwill must be separately tested for impairment. As a result, our goodwill amortization charges will cease in 2002. However, it is possible that in the future, we would incur less frequent impairment charges related to the goodwill already recorded, as well as goodwill arising out of any future acquisitions. Current and future accounting charges like these could delay our achievement of net income.

We have appointed an entirely new executive team, and the integration of these officers may interfere with our operations.

As a result of the merger, most of Broadbase’s executives have been appointed to corresponding positions with us, replacing most of our executive team. The transitions of the new members of the executive team have resulted, and will continue to result, in disruption to our ongoing operations. These transitions may materially harm the way that the market perceives us, which could cause a decline in the price of our common stock.

Our workforce reduction and financial performance may adversely affect the morale and performance of our personnel and our ability to hire new personnel.

In connection with our effort to streamline operations, reduce costs and bring our staffing and structure in line with industry standards, Kana and Broadbase restructured their organizations in the first four months of 2001 with substantial reductions in their collective workforce. There have been and may continue to be substantial costs associated with the workforce reduction related to severance and other employee-related costs, and our restructuring plan may yield unanticipated consequences, such as attrition beyond our planned reduction in workforce. As a result of these reductions, our ability to respond to unexpected challenges may be impaired and we may be unable to take advantage of new opportunities. In addition, many of the employees who were terminated possessed specific knowledge or expertise that may prove to have been important to our operations. In that case, their absence may create significant difficulties. This personnel reduction may also subject us to the risk of litigation which may adversely impact our ability to conduct our operations and may cause us to incur significant expense.

We may be unable to hire and retain the skilled personnel necessary to develop and grow our business.

Recently, we restructured our organization and terminated a significant number of employees in the process. This reduction in force may reduce employee morale and may create concern among existing employees about job security, which may lead to increased turnover and reduce our ability to meet the needs of our current and future customers. As a result of the reduction in force, we may also need to increase our staff to support new customers and the expanding needs of our existing customers, without compromising the quality of our customer service. Although a number of technology companies have recently implemented lay-offs, there remains substantial competition for experienced personnel, particularly in the San Francisco Bay Area, where we are headquartered, due to the limited number of people available with the necessary technical skills. Because our stock price has recently suffered a significant decline, stock-based compensation, including options to purchase our common stock, may have diminished effectiveness as employee hiring and retention devices. Further, our ability to hire and retain qualified personnel might be diminished as a result of the acquisition of Broadbase. Employees may experience uncertainty about their future role with us until post-merger personnel strategies are executed. Kana and Broadbase have different corporate cultures, and employees of either company may not want to work for us as a combined company. In addition, competitors may recruit employees during our integration of Broadbase, as is common in high technology mergers. If we are unable to retain personnel that are critical to the successful integration of the companies, we could face disruptions to operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. If employee turnover increases, our ability to provide client service and execute our strategy would be negatively affected.

We may face difficulties in hiring and retaining qualified sales personnel to sell our products and services, which could impair our revenue growth.

Our ability to increase revenues in the future depends considerably upon our success in recruiting, training and retaining additional direct sales personnel and the success of the direct sales force. We might not be successful in these efforts. Our products and services require sophisticated sales efforts. There is a shortage of sales personnel with the qualifications, and competition for qualified personnel is intense in our industry. Also, it may take a new salesperson a number of months to become a productive member of our sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than anticipated. We rely on marketing, technology and distribution relationships for the sale of our products that may generally be terminated at any time, and if our current and future relationships are not successful, our growth might be limited.

We rely on marketing and technology relationships with a variety of companies that, in part, generate leads for the sale of our products. These marketing and technology relationships include relationships with:

•	system integrators and consulting firms;

•	vendors of e-commerce and Internet software;

•	vendors of software designed for customer relationship management or for management of organizations’ operational information;

•	vendors of key technology and platforms; and

•	demographic data providers.

If we cannot maintain successful marketing and technology relationships or if we fail to enter into additional marketing and technology relationships, we could have difficulty expanding the sales of our products and our growth might be limited. While some of these companies do not resell or distribute our products, we believe that many of our direct sales are the result of leads generated by vendors of e-business and enterprise applications, and we expect to continue relying heavily on sales from these relationships in future periods. Our marketing and technology relationships are generally not documented in writing, or are governed by agreements that can be terminated by either party with little or no prior notice. In addition, companies with which we have marketing, technology or distribution relationships may promote products of several different companies including those of our competitors. If these companies choose not to promote our products or if they develop, market or recommend software applications that compete with our products, our business will be harmed.

In addition, we rely on distributors, value-added resellers, systems integrators, consultants and other third-party resellers to recommend our products and to install and support these products. Our recent reduction in the size of our professional services team increases our reliance on third parties for product installations and support. If the companies providing these services fail to implement our products successfully for our customers, we might be unable to complete implementation on the schedule required by the customers and we may have increased customer dissatisfaction or difficulty making future sales as a result. We might not be able to maintain these relationships and enter into additional relationships that will provide timely and cost-effective customer support and service. If we cannot maintain successful relationships with our indirect sales channel partners around the world, we might have difficulty expanding the sales of our products and our international growth could be limited.

We face substantial competition and may not be able to compete effectively.

The market for our products and services is intensely competitive, evolving and subject to rapid technological change. In recent periods, some of our competitors reduced the prices of their products and services (substantially in certain cases) in order to obtain new customers. Competitive pressures could make it difficult for us to acquire and retain customers and could require us to reduce the price of our products. Our customers’ requirements and the technology available to satisfy those requirements are continually changing. Therefore, we must be able to respond to these changes in order to remain competitive. Changes in our products may also impact the ability of our sales force to sell effectively. In addition, changes in the perceived needs of customers for specific products, features and services may result in our products becoming uncompetitive. We expect the intensity of competition to increase in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share. We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

Our competitors vary in size and in the scope and breadth of products and services offered. We currently face competition for our products from systems designed by in-house and third-party development efforts. We expect that these systems will continue to be a principal source of competition for the foreseeable future. Our competitors include a number of companies offering one or more products for the e-business communications and relationship management market, some of which compete directly with our products. For example, our competitors include companies providing stand-alone point solutions, including Annuncio, Inc., AskJeeves, Inc., Brightware, Inc., Digital Impact, Inc., eGain Communications Corp., E.piphany, Inc., Inference Corp., Marketfirst, Inc., Live Person, Inc., Avaya, Inc. and Responsys.com. In addition, we compete with companies providing traditional, client-server based customer management and communications solutions, such as Clarify Inc. (which was acquired by Northern Telecom), Alcatel, Cisco Systems, Inc., Lucent Technologies, Inc., Message Media, Inc., Oracle Corporation, Pivotal Corporation, Siebel Systems, Inc. and Vantive Corporation (which was acquired by PeopleSoft, Inc.).

The level of competition we encounter may increase as a result of our acquisition of Broadbase. As we combine and enhance the Kana and Broadbase product lines to offer a more comprehensive e-Business software solution, we will increasingly compete with large, established providers of customer management and communication solutions such as Siebel Systems, Inc. as well as other competitors. Our combined product line may not be sufficient to successfully compete with the product offerings available from these companies, which could slow our growth and harm our business.

Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. We may lose potential customers to competitors for various reasons, including the ability or willingness of competitors to offer lower prices and other incentives that we cannot match. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of recent industry consolidations, as well as future consolidations.

Our stock price has been highly volatile and has experienced a significant decline, and may continue to be volatile and decline.

The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control, such as:

•	variations in our actual and anticipated operating results;

•	changes in our earnings estimates by analysts;

•	the volatility inherent in stocks within the emerging sector within which we conduct business; and

•	the volume of trading in our common stock, including sales of substantial amounts of common stock issued upon the exercise of outstanding options and warrants.

The trading price of our common stock may decline as a result of our acquisition of Broadbase if, for example, we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or investors; or the effect of the merger on our financial results is not consistent with the expectations of financial or industry analysts or investors

In addition, the stock market, particularly the Nasdaq National Market, has experienced extreme price and volume fluctuations that have affected the market prices of many technology and computer software companies, particularly Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. Securities class action litigation could result in substantial costs and a diversion of our management’s attention and resources. Since our common stock began trading publicly in September 1999, our common stock reached a high of $175.50 per share in March 2000 and traded as low as $0.50 per share in April 2001.

Our business depends on the acceptance of our products and services, and it is uncertain whether the market will accept our products and services.

Our ability to achieve increased revenue depends on overall demand for e-Business software and related services, and in particular for customer-focused applications. We expect that our future growth will depend significantly on revenue from licenses of our e-business applications and related services. There are significant risks inherent in introducing Internet-based systems applications. Market acceptance of these products will depend on the growth of the market for e-business solutions. This growth might not occur. Moreover, our target customers might not widely adopt and deploy our products and services. Our future financial performance will depend on the successful development, introduction and customer acceptance of new and enhanced versions of our products and services. In the future, we may not be successful in marketing our products and services, including any new or enhanced products.

The effectiveness of our products depends in part on the widespread adoption and use of these products by customer support personnel. Some of our customers who have made initial purchases of this software have deferred or suspended implementation of these products due to slower than expected rates of internal adoption by customer support personnel. If more customers decide to defer or suspend implementation of these products in the future, our ability to increase our revenue from these customers through additional licenses or maintenance agreements will also be impaired, and our financial position could be seriously harmed.

A failure to manage our internal operating and financial functions could lead to inefficiencies in conducting our business and subject us to increased expenses.

Our ability to offer our products and services successfully in a rapidly evolving market requires an effective planning and management process. We have limited experience in managing rapid growth. We have experienced a period of growth in connection with the mergers we have completed that has placed a significant strain on our managerial, financial and personnel resources. For example, as a result of our merger with Broadbase in June 2001, we increased our total number of full-time employees by approximately 400 people. Our business will suffer if we fail to manage this growth successfully or to assimilate substantially all of Broadbase’s operations into our operations. Any additional growth will further strain our management, financial, personnel, internal training and other resources. To manage any future growth effectively, we must improve our financial and accounting systems, controls, reporting systems and procedures, integrate new personnel and manage expanded operations. Any failure to do so could negatively affect the quality of our products, our ability to respond to our customers and retain key personnel, and our business in general.

We depend on increased business from new customers, and if we fail to grow our customer base or generate repeat business, our operating results could be harmed.

Our business model generally depends on the sale of our products to new customers as well as on expanded use of our products within our customers’ organizations. If we fail to grow our customer base or generate repeat and expanded business from our current and future customers, our business and operating results will be seriously harmed. In some cases, our customers initially make a limited purchase of our products and services for pilot programs. These customers may not purchase additional licenses to expand their use of our products. If these customers do not successfully develop and deploy initial applications based on our products, they may choose not to purchase deployment licenses or additional development licenses.

In addition, as we introduce new versions of our products or new products, our current customers might not require the functionality of our new products and might not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively affect our future services revenue. In addition, if customers elect not to renew their maintenance agreements, our services revenue could decline significantly. Further, some of our customers are Internet- based companies, which have been forced to significantly reduce their operations in light of limited access to sources of financing and the current economic slowdown. If customers were unable to pay for their current products or are unwilling to purchase additional products, our revenues would decline.

If we fail to respond to changing customer preferences in our market, demand for our products and our ability to enhance our revenues will suffer.

If we do not continue to improve our products and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements and achieve market acceptance, we might be unable to attract new customers. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead-time. We might not be successful in marketing and supporting recently released versions of our products, or developing and marketing other product enhancements and new products that respond to technological advances and market changes, on a timely or cost-effective basis. In addition, even if these products are developed and released, they might not achieve market acceptance. We have in the past experienced delays in releasing new products and product enhancements and could experience similar delays in the future. These delays or problems in the installation or implementation of our new releases could cause customers to forego purchases of our products.

Our failure to manage multiple technologies and technological change could reduce demand for our products.

Rapidly changing technology and operating systems, changes in customer requirements, and evolving industry standards might impede market acceptance of our products. Our products are designed based upon currently prevailing technology to work on a variety of hardware and software platforms used by our customers. However, our software may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments and other systems that our customers use. If new technologies emerge that are incompatible with our products, or if competing products emerge that are based on new technologies or new industry standards and that perform better or cost less than our products, our key products could become obsolete and our existing and potential customers could seek alternatives to our products. We must constantly modify and improve our products to keep pace with changes made to these platforms and to database systems and other back-office applications and Internet-related applications. For example, our analytics products were designed to work with databases such as Oracle and Microsoft SQL Server. Any changes to those databases, or increasing popularity of other databases, could require us to modify our analytics products, and could cause us to delay releasing future products and enhancements. Furthermore, software adapters are necessary to integrate our analytics products with other systems and data sources used by our customers. We must develop and update these adapters to reflect changes to these systems and data sources in order to maintain the functionality provided by our products. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, databases, customer relationship management software, web servers and other enterprise and Internet-based applications could delay our product development, increase our product development expense or cause customers to delay evaluation, purchase and deployment of our analytics products. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete.

Failure to successfully develop versions and updates of our products that run on the operating systems used by our current and prospective customers could reduce our sales.

Many of our products currently run only on the Windows NT operating system. Any change to our customers’ operating systems could require us to modify our products and could cause us to delay product releases. In addition, any decline in the market acceptance of the Windows NT operating system may force us to ensure that all of our products and services are compatible with other operating systems to meet the demands of our customers. If potential customers do not want to use the Windows NT operating system, we will need to develop more products that run on other operating systems such as Windows 2000, the successor to Windows NT, or any of the UNIX based systems. If we cannot successfully develop these products in response to customer demands, our business could suffer. The development of new products in response to these risks would require us to commit a substantial investment of resources, and we might not be able to develop or introduce new products on a timely or cost-effective basis, or at all, which could lead potential customers to choose alternative products.

Failure to license necessary third party software incorporated in our products could cause delays or reductions in our sales.

We license third party software that we incorporate into our products. These licenses may not continue to be available on commercially reasonable terms or at all. Some of this technology would be difficult to replace. The loss of any such license could result in delays or reductions of our applications until we identify, license and integrate or develop equivalent software. If we are required to enter into license agreements with third parties for replacement technology, we could be subject to higher royalty payments and a loss of product differentiation. In the future, we might need to license other software to enhance our products and meet evolving customer needs. If we are unable to do this, we could experience reduced demand for our products.

Delays in the development of new products or enhancements to existing products would hurt our sales and damage our reputation.

To be competitive, we must develop and introduce on a timely basis new products and product enhancements for companies with significant e-business customer interactions needs. Our ability to deliver competitive products may be impacted by the resources we have to devote to the suite of products, the rate of change of competitive products and required company responses to changes in the demands of our customers. Any failure to do so could harm our business. If we experience product delays in the future, we may face:

•	customer dissatisfaction;

•	cancellation of orders and license agreements;

•	negative publicity;

•	loss of revenues;

•	slower market acceptance; and

•	legal action by customers.

In the future, our efforts to remedy this situation may not be successful and we may lose customers as a result. Delays in bringing to market new products or their enhancements, or the existence of defects in new products or their enhancements, could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would suffer.

We may face increased costs or customer disputes as a result of our recent decision to eliminate our Kana Online service.

We recently eliminated our Kana Online service and as a result, we may face customer dissatisfaction, negative publicity, and legal action by customers resulting from the lack of availability of the Kana Online service. Kana Online customer agreements generally contain provisions designed to limit our exposure to potential claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, Kana Online customer agreements generally cap the amounts recoverable for damages to the amounts paid by the licensee to us for the product or service giving rise to the damages. However, any claim by a Kana Online customer, whether or not successful, could harm our business by increasing our costs, damaging our reputation and distracting our management. In addition, we may face additional costs resulting from the termination of the Kana Online service including costs related to the termination of employees, the disposition of hardware and the termination of our service contracts related to the Kana Online service.

Our pending patents may never be issued and, even if issued, may provide little protection.

Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We regard the protection of patentable inventions as important to our future opportunities. We currently have one issued U.S. patent and multiple U.S. patent applications pending relating to our software. Although we have filed international patent applications corresponding to some of our U.S. patent applications, none of our technology is patented outside of the United States. It is possible that:

•	our pending patent applications may not result in the issuance of patents;

•	any patents issued may not be broad enough to protect our proprietary rights;

•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

•	current and future competitors may independently develop similar technology, duplicate our products or design around any of our patents; and

•	effective patent protection may not be available in every country in which we do business.

We rely upon trademarks, copyrights and trade secrets to protect our proprietary rights, which may not be sufficient to protect our intellectual property.

We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. However, despite the precautions that we have taken:

•	laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

•	current federal laws that prohibit software copying provide only limited protection from software “pirates,” and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

•	other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

•	policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

Also, the laws of other countries in which we market our products may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

We may become involved in litigation over proprietary rights, which could be costly and time consuming.

Substantial litigation regarding intellectual property rights exists in our industry. We expect that software in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents upon which our products or technology infringe. Any of these third parties might make a claim of infringement against us. Many of our software license agreements require us to indemnify our customers from any claim or finding of intellectual property infringement. Any litigation, brought by others, or us could result in the expenditure of significant financial resources and the diversion of management’s time and efforts. In addition, litigation in which we are accused of infringement might cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

We may face higher costs and lost sales if our software contains errors.

We face the possibility of higher costs as a result of the complexity of our products and the potential for undetected errors. Due to the mission- critical nature of our products and services, errors are of particular concern. In the past, we have discovered software errors in some of our products after their introduction. We have only a few “beta” customers that test new features and functionality of our software before we make these features and functionalities generally available to our customers. If we are not able to detect and correct errors in our products or releases before commencing commercial shipments, this could divert the attention of management and key personnel, could be expensive to defend and could result in adverse settlements and judgments. For example, errors could cause:

•	loss of or delay in revenues expected from the new product and an immediate and significant loss of market share;

•	loss of existing customers that upgrade to the new product and of new customers;

•	failure to achieve market acceptance;

•	diversion of development resources;

•	injury to our reputation;

•	increased service and warranty costs;

•	legal actions by customers; and

•	increased insurance costs.

We may face liability claims that could result in unexpected costs and damages to our reputation.

Our licenses with customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally cap the amounts recoverable for damages to the amounts paid by the licensee to us for the product or service giving rise to the damages. However, all domestic and international jurisdictions may not enforce these contractual limitations on liability. We may be subject to claims based on errors in our software or mistakes in performing our services including claims relating to damages to our customers’ internal systems. A product liability claim could divert the attention of management and key personnel, could be expensive to defend and could result in adverse settlements and judgments.

From time to time customers have initiated proceedings against Kana, claiming, for example, that Kana has breached its license and services agreement with the customer. Kana typically defends such claims vigorously and such claims have not materially affected its results of operations. However, the ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes in litigation could have a material negative impact due to defense costs, diversion of management resources and other factors.

Our international operations could divert management attention and present financial issues.

Our international operations are located throughout Europe, Australia, and Asia, and, to date, have been limited. We may expand our existing international operations and establish additional facilities in other parts of the world. We may face difficulties in accomplishing this expansion, including finding adequate staffing and management resources for our international operations. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. In addition, in order to expand our international sales operations, we will need to, among other things:

•	expand our international sales channel management and support organizations;

•	customize our products for local markets; and

•	develop relationships with international service providers and additional distributors and system integrators.

Our investments in establishing facilities in other countries may not produce desired levels of revenues. Even if we are able to expand our international operations successfully, we may not be able to maintain or increase international market demand for our products. In addition, we have only licensed our products internationally since January 1999 and have limited experience in developing localized versions of our software and marketing and distributing them internationally. Localizing our products may take longer than we anticipate due to difficulties in translation and delays we may experience in recruiting and training international staff.

Our growth could be limited if we fail to execute our plan to expand internationally.

Sales outside North America represented 16% of our total revenues in 2000 and 15% of our total revenues in the first six months of 2001. As a result of our acquisition of Broadbase, we expect sales outside North America to increase as a percentage of total revenues. We have established offices in the United Kingdom, Australia, Germany, Japan, Holland, France, Spain, Sweden, Singapore and South Korea. As a result, we face risks from doing business on an international basis, any of which could impair our international revenues. Our products must be localized, or customized to meet the needs of local users, before they can be sold in particular foreign countries. Developing localized versions of our products for foreign markets is difficult and can take longer than we anticipate. We have limited experience in localizing our products and in testing whether these localized products will be accepted in the targeted countries. Our localization efforts may not be successful. In addition, we could, in the future, encounter greater difficulty with collecting accounts receivable, longer sales cycles and collection periods or seasonal reductions in business activity. In addition, our international operations could cause our average tax rate to increase. Any of these events could harm our international sales and results of operations.

International laws and regulations may expose us to potential costs and litigation.

Our international operations increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult for us to conduct our business. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain user information, which, if applied to the sale of our products and services, could negatively impact our results of operations.

We may suffer foreign exchange rate losses.

Our international revenues and expenses are denominated in local currency. Therefore, a weakening of other currencies compared to the U.S. dollar could make our products less competitive in foreign markets and could negatively affect our operating results and cash flows. We do not currently engage in currency hedging activities. We have not yet, but may in the future, experience significant foreign currency transaction losses, especially to the extent that we do not engage in currency hedging.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to maintain current operations and pursue future growth.

We are evaluating various initiatives to improve our cash position, including raising additional funds to finance our business, implementing further restrictions on spending, negotiating the early release of certain restricted cash, the early payment of certain large receivables, and delayed payment of certain large payables. If we are not successful in negotiating early release of certain restricted cash, we expect our restricted cash balances to increase over the short term. Additional financing may not be available on terms that are acceptable to us, especially in the uncertain market climate, and we may not be successful in implementing or negotiating such other arrangements to improve our cash position. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. With the decline in our stock price, any such financing is likely to be dilutive to existing stockholders. If adequate funds were not available on acceptable terms, our ability to achieve or sustain positive cash flows, maintain current operations, fund any potential expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

We have completed a number of mergers, and those mergers may result in disruptions to our business and management due to difficulties in assimilating personnel and operations.

We may not realize the benefits from the significant mergers we have completed. In August 1999, we acquired Connectify, in December 1999, we acquired netDialog and Business Evolution, and in April 2000, we acquired Silknet. In June 2001, we completed our merger with

Broadbase. Similarly, prior to its acquisition by us, Broadbase also acquired several companies, including Rubric, Servicesoft, Decisionism and Panopticon. We may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into our business. In particular, we will need to assimilate and retain key professional services, engineering and marketing personnel. This is particularly difficult with Business Evolution, Servicesoft and Silknet, since their operations are located on the East coast and we are headquartered on the West coast. Key personnel from the acquired companies have in certain instances decided, and they may in the future decide, that they do not want to work for us. In addition, products of these companies will have to be integrated into our products, and it is uncertain whether we may accomplish this easily or at all.

The integration of acquired companies has been and will continue to be a complex, time consuming and expensive process and might disrupt our business if not completed efficiently or in a timely manner. We must demonstrate to customers and suppliers that these recent acquisitions will not result in adverse changes in customer service standards, or dilution of or distraction to our business focus. The difficulties of integrating other businesses could be greater than we anticipate, and could disrupt our ongoing business, disrupt our management and employees and increase our expenses. Acquisitions are inherently risky and we may also face unexpected costs, which may adversely affect operating results in any quarter.

If we do not successfully integrate the operations of Broadbase in a timely manner, we may not achieve the benefits we expect from that merger.

The integration of Broadbase into our business will be a complex, time consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. We must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. In addition, we must integrate Broadbase’s product development operations, products and technologies with our own. We may encounter substantial difficulties, costs and delays involved in integrating Broadbase’s operations into our own, including:

•	potential conflicts in distribution, marketing or other important relationships;

•	difficulties in coordinating different development and engineering teams;

•	potential incompatibility of business cultures;

•	perceived adverse changes in business focus; and

•	the loss of key employees and diversion of the attention of management from other ongoing business concerns.

The merger may also have the effect of disrupting customer relationships. Our customers may not continue their current buying patterns. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Broadbase’s products and services with ours, and our future product and service strategy. Also, because of the broader product and service offering that we will now offer as a result of the merger, some of our customers may view us as more of a direct competitor than they did Kana or Broadbase as independent companies, and may therefore cancel or fail to place additional orders.

Integration may take longer than expected, and we may be required to expend more resources on integration than anticipated. The need to expend additional resources on integration would reduce the resources that would otherwise be spent on developing our products and technologies. If we cannot successfully integrate Broadbase’s operations, products and technologies with our own, or if this integration takes longer than anticipated, we may not be able to operate efficiently or realize the expected benefits of the merger. In addition, failure to complete the integration successfully could result in the loss of key personnel and customers.

To achieve the anticipated benefits of the Broadbase acquisition, we must develop and introduce new products that use the assets of both companies.

We expect to develop and introduce new products, and enhanced versions of our currently existing analytic and eCRM products, that interoperate as a single platform. The timely development and introduction of new products and versions that work effectively together and allow customers to achieve the benefits of a broader product offering presents significant technological, market and other obstacles in addition to the risks inherent in the development and introduction of new products. For example, our products have historically operated on a variety of operating platforms, including UNIX and Windows NT, while most of Broadbase’s products have historically operated only on Windows NT. This may create integration issues between the technologies and challenges in selling the combined product line. We may not be able to overcome these obstacles. In addition, because our market is characterized by rapidly shifting customer requirements, we may not be able to assess these requirements accurately, or our joint products may not sufficiently satisfy these requirements or achieve market acceptance. Further, the introduction of these anticipated new products and versions may result in longer sales cycles and product implementations, which may cause revenue and operating income to fluctuate and fail to meet expectations.

In addition, we intend to offer our current products to Broadbase customers, and Broadbase’s current products to our existing customers. The customers of either company may not have an interest in the other company’s products and services. The failure of cross-marketing efforts would diminish our ability to achieve the benefits of the merger.

The role of acquisitions in our future growth may be limited, which could seriously harm our continued operations.

In the past, acquisitions have been an important part of the growth strategy for us. To gain access to key technologies, new products and broader customer bases, we have acquired companies in exchange for shares of our common stock. Because the recent trading prices of our common stock have been significantly lower than in the past, the role of acquisitions in our growth may be substantially limited. If we are unable to acquire companies in exchange for our common stock, we may not have access to new customers, needed technological advances or new products and enhancements to existing products. This would substantially impair our ability to respond to market opportunities.

If we acquire additional companies, products or technologies, we may face risks similar to those faced in our other mergers.

If we are presented with appropriate opportunities, we intend to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we acquire another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to our other mergers. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders or us. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of the company.

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Without any further vote or action on the part of the stockholders, the board of directors has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

Our certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase us. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving us. Furthermore, our board of directors is divided into three classes, only one of which is elected each year. Directors are removable by the affirmative vote of at least 66 2/3% of all classes of voting stock. These factors may further delay or prevent a change of control of us.

Failure to comply with Nasdaq’s listing standards could result in our delisting by Nasdaq from the Nasdaq National Market and severely limit the ability to sell any of our common stock.

Our stock is currently traded on the Nasdaq National Market. Under Nasdaq’s listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days, Nasdaq will notify us that it may be delisted from the Nasdaq National Market. If the closing bid price of our common stock does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 90 days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. There can be no assurance that our common stock will remain eligible for trading on the Nasdaq National Market. If our stock were delisted, your ability to sell any of our common stock at all would be severely, if not completely, limited.

If the Internet and web-based communications fail to grow and be accepted as media of communication, demand for our products and services will decline.

We sell our products and services primarily to organizations that receive large volumes of e-mail and web-based communications. Many of our customers have business models that are based on the continued growth of the Internet. Consequently, our future revenues and profits, if any, substantially depend upon the continued acceptance and use of the Internet and e-mail, which are evolving as media of communication. Rapid growth in the use of the Internet and e-mail is a recent phenomenon and may not continue. As a result, a broad base of enterprises that use e-mail as a primary means of communication may not develop or be maintained. In addition, the market may not accept recently introduced products and services that process e-mail, including our products and services. Moreover, companies that have already invested significant resources in other methods of communications with customers, such as call centers, may be reluctant to adopt a new strategy that may limit or compete with their existing investments.

Consumers and businesses might reject the Internet as a viable commercial medium, or be slow to adopt it, for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies, concerns about the security of transactions and confidential information and insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased governmental regulation, could cause the Internet to lose its viability as a commercial medium. If these or any other factors cause use of the Internet for business to decline or develop more slowly than expected, demand for our products and services will be reduced. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we might incur substantial expenses adapting our products to changing or emerging technologies.

Future regulation of the Internet may slow our growth, resulting in decreased demand for our products and services and increased costs of doing business.

State, federal and foreign regulators could adopt laws and regulations that impose additional burdens on companies that conduct business online. These laws and regulations could discourage communication by e-mail or other web-based communications, particularly targeted e-mail of the type facilitated by our Connect product, which could reduce demand for our products and services.

The growth and development of the market for online services may prompt calls for more stringent consumer protection laws or laws that may inhibit the use of Internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet, particularly as it relates to online communication, could decrease demand for our products and services and increase our costs of doing business, or otherwise harm our business. Any new legislation or regulations, application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or application of existing laws and regulations to the Internet and other online services could increase our costs and harm our growth.

Regulation of the collection and use of personal data could reduce demand for our Broadbase products.

Many of our Broadbase products connect to and analyze data from various applications, including Internet applications, that enable businesses to capture and use information about their customers. Government regulation that limits Broadbase’s customers’ use of this information could reduce the demand for Broadbase’s products. A number of jurisdictions have adopted, or are considering adopting, laws that restrict the use of customer information from Internet applications. The European Union has required that its member states adopt legislation that imposes restrictions on the collection and use of personal data, and that limits the transfer of personally-identifiable data to countries that do not impose equivalent restrictions. In the United States, the Children’s Online Privacy Protection Act was enacted in October 1998. This legislation directs the Federal Trade Commission to regulate the collection of data from children on commercial websites. In addition, the Federal Trade Commission has begun investigations into the privacy practices of businesses that collect information on the Internet. These and other privacy-related initiatives could reduce demand for some of the Internet applications with which our Broadbase products operate, and could restrict the use of these products in some e-commerce applications. This could reduce demand for some Broadbase products.

The imposition of sales and other taxes on products sold by our customers over the Internet could have a negative effect on online commerce and the demand for our products and services.

The imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products and services. Recent federal legislation limits the imposition of state and local taxes on Internet-related sales. Congress may choose not to renew this legislation in 2001, in which case state and local governments would be free to impose taxes on electronically purchased goods. We believe that most companies that sell products over the Internet do not currently collect sales or other taxes on shipments of their products into states or foreign countries where they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies that engage in e-commerce. A successful assertion by one or more states or foreign countries that companies that engage in e-commerce should collect sales or other taxes on the sale of their products over the Internet, even though not physically in the state or country, could indirectly reduce demand for our products.

Privacy concerns relating to the Internet are increasing, which could result in legislation that negatively affects our business, in reduced sales of our products, or both. Businesses using our products capture information regarding their customers when those customers contact them on-line with customer service inquiries. Privacy concerns could cause visitors to resist providing the personal data necessary to allow our customers to use our software products most effectively. More importantly, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Web site users that the data captured after visiting certain Web sites may be used by marketing entities to unilaterally direct product promotion and advertising to that user. While we are not aware of any such legislation or regulatory requirements currently in effect in the United States, other countries and political entities, such as the European Union, have adopted such legislation or regulatory requirements and the United States may do so as well. If consumer privacy concerns are not adequately addressed, our business could be harmed.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of common stock that we may offer under this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include working capital, repayment of debt, capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds in investment-grade, interest-bearing securities or use them to repay short-term debt until we use them for their stated purpose.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. The securities also may be sold pursuant to what is known as an equity line of credit. We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions. In the event we enter into an agreement regarding an equity line of credit which contemplates an at the market equity offering, we will file a post-effective amendment to this registration statement that identifies the underwriter(s) in that at the market equity offering.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. To facilitate the offering of securities, other than securities offered through an equity line of credit, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

The validity of the shares of Kana common stock offered by this prospectus has been passed upon for Kana by Fenwick & West LLP, Palo Alto, California. Fenwick & West and certain attorneys of Fenwick & West LLP own an aggregate of approximately 64,845 shares of Kana common stock, and Fenwick & West LLP holds an option to purchase 21,000 shares of Kana common stock. Certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Kana Software, Inc., formerly Kana Communications, Inc., as of December 31, 2000 and for the year ended December 31, 2000 incorporated in this registration statement by reference to the Annual Report on Form 10-K of Kana Software, Inc. for the year ended December 31, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Kana Software, Inc. and subsidiary, formerly Kana Communications, Inc., as of December 31, 1999 and for each of the years in the two-year period ended December 31, 1999 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, which reports appear in the December 31, 2000 Form 10-K of Kana Software, Inc., given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Broadbase Software, Inc. as of December 31, 2000 and 1999, and for the three years in the period ended December 31, 2000 appearing in Kana Software, Inc.’s Current Report on Form 8-K dated June 29, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Silknet Software, Inc. as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999 incorporated in this registration statement by reference to the Registration Statement on Form S-4 (Reg. No. 333-32428) of Kana Software, Inc., formerly Kana Communications, Inc., filed on March 14, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Servicesoft, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this registration statement by reference to the Current Report on Form 8-K/A of Broadbase Software, Inc., filed on February 8, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or incorporated by reference to a subsequent document that we filed with the Securities and Exchange Commission. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001;

•	our Current Reports on Form 8-K filed with the SEC on January 22, 2001, February 1, 2001, February 21, 2001, April 12, 2001, July 16, 2001 and August 24, 2001; and

•	the description of our common stock contained in our Registration Statement on Form 8-A dated August 27, 1999, including any amendment or report filed for the purpose of updating the description of our common stock;

Also incorporated by reference is Broadbase’s Current Report on Form 8-K/A filed on February 8, 2001 and the Financial Statements and Financial Schedule of Silknet Software included in our Registration Statement on Form S-4 (Reg. No. 333-32428) filed on March 14, 2000.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering made under this prospectus are also incorporated by reference in this prospectus and made a part of this prospectus from the date we file the documents with the Securities and Exchange Commission.

You may request a free copy of any of these filings, at no cost, by writing or telephoning us at:

Investor Relations

Kana Software, Inc.

181 Constitution Drive

Menlo Park 94025

Tel. (650) 614-8300

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement, other than any information superseded by a later prospectus supplement or a later document filed with the SEC and incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

4,080,000 Shares

Common Stock

RBC CAPITAL MARKETS

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 24, 2001)

November 5, 2003

You should rely only on the information contained in this prospectus supplement and the attached prospectus or incorporated by reference in the attached prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and attached prospectus or incorporated by reference in the attached prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and attached prospectus or incorporated by reference in the attached prospectus is accurate only as of the date of this prospectus supplement and prospectus, regardless of the time of delivery of this prospectus supplement and attached prospectus or of any sale of our common stock.